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                                                                    EXHIBIT 99.1

[MEADOWBROOK INSURANCE GROUP, INC. LETTERHEAD]


                        MEADOWBROOK INSURANCE GROUP, INC.
                                  (NYSE - MIG)

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CONTACT:   JENNIFER LA
           DIRECTOR OF FINANCIAL ANALYSIS
           (248) 204-8159

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                        MEADOWBROOK INSURANCE GROUP, INC.
                CHAIRMAN CONTINUES EXECUTION OF RULE 10B5-1 PLAN

                              SOUTHFIELD, MICHIGAN
                                FEBRUARY 17, 2005

Meadowbrook Insurance Group (NYSE: MIG) today announced the continuation of the personal stock sale plan of the Company's Chairman and Founder, Merton J. Segal, established in accordance with SEC Rule 10b5-1, under which he will sell a portion of his holdings in a regular and orderly manner. The purpose of this plan is to liquefy a portion of Mr. Segal's Meadowbrook shares for diversification and estate planning purposes.

Mr. Segal commented, "I will continue to hold a substantial position in Meadowbrook as I believe strongly in the Company we have built and our prospects for continued growth and profitability."


ABOUT MEADOWBROOK INSURANCE GROUP

A leader in the alternative risk market, Meadowbrook is a program-based risk management company, specializing in alternative risk management solutions for agents, brokers, and insureds of all sizes. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook's corporate web site at www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words "believes", "expects", "anticipates", "estimates", or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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26255 American Drive - Southfield, MI 48034-6112 - 248-358-1100 - 800-482-2726 -
                               Fax: 248-358-1614
                              www.meadowbrook.com